Exhibit 10.2

SENECA GLOBAL FUND, L.P.

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT is entered into as of May _______, 2013 by and among Steben & Company, Inc., a Maryland corporation (the “General Partner”), Seneca Global Fund, L.P., a Delaware limited partnership (the “Partnership”), and Winton Capital Management, Limited, a United Kingdom company (the “Advisor”), whose main business address is 1-5 St. Mary Abbot’s Place, London, W8 6LS, United Kingdom.

RECITAL

The Partnership wishes to retain the Advisor to manage a commodity trading account of the Partnership (the “Account”) that the Partnership will establish for that purpose; and the General Partner hereby acknowledges receipt of the Advisor's Commodity Trading Advisor Disclosure Document dated November 30, 2012 (the “Disclosure Document”), as filed with the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”).

NOW THEREFORE, the parties agree as follows:

1.	Advisor's Duties

(a) The Advisor will trade “commodities” (as defined in §1(g) below) for the Account, pursuant to the terms and conditions of this Agreement. However, nothing in this Agreement or in the Advisor's activities for the Partnership shall cause the Advisor to be a partner of, joint venturer with or have a similar relationship to the General Partner or any other trader for the Partnership.

(b) The Advisor will use its best efforts to generate profits for the Account, but makes no assurance that the Account will be profitable or not incur losses.

(c) In managing the Account pursuant to this Agreement and all other accounts which the Advisor manages from time to time, the Advisor will manage the Account and all such other accounts in a good faith effort to achieve an equitable treatment of all accounts under management.

(d) If position limits restrict the number of positions the Advisor may establish for the Account, it will act in a manner that it considers fair, reasonable and equitable in allocating investment opportunities to the Partnership and any of its other clients. The Advisor will take all reasonable steps to obtain the best execution for the Partnership under the terms of its then current order execution policy but it manages a number of other accounts and it may aggregate trades for the Account with those of one or more of the Advisor’s other clients. For trades in derivative instruments, the Advisor allocates trades between clients using a proprietary algorithm designed to achieve an average price for each client account that approximates mean. The General Partner and the Partnership acknowledge that the aggregation and allocation of trades in this way may on some occasions operate to the disadvantage of the Partnership.

(e) The Advisor will place orders for the Account through Newedge USA, LLC, or such futures commission merchants as is mutually agreed upon by the Advisor and the General Partner, (the “FCM”). The Advisor may select its own executing and/or floor brokers for execution of trades and give-up to the FCM. The Advisor is not responsible for the brokerage commission rates charged to the Partnership by the FCMs which execute commodity transactions for the Account. All purchases and sales of commodities for the Account shall be for the account and at the risk of the Partnership. All commissions and expenses arising from the trading of, or other transactions in the course of the administration of, the Account shall be charged to the Partnership. The Advisor will not enter into soft commission agreements with any broker.

(f) The Advisor will promptly advise the General Partner of any occurrence that renders the Disclosure Document materially inaccurate or materially incomplete, whether as of the date of the Disclosure Document or a later date. The Advisor will promptly furnish the General Partner with a copy of any updated or revised version of the Disclosure Document.

(g) As used in this Agreement, the terms “commodities” and “commodity transactions” shall mean and include, without limitation, commodities, commodity futures contracts, commodity options, forward contracts and other commodity interests.

(h) The Advisor shall give the Partnership prompt written notice of any proposed material change in the Advisor's trading system as outlined in the Disclosure Document, and shall not make any such proposed material change without having given the Partnership prior written notice of such change within a reasonable time frame. The addition and/or deletion of commodity interests from the Partnership's portfolio managed by the Advisor shall not be deemed a change in the Advisor's trading system and prior written notice to the Partnership shall not be required.

2.	Compensation

(a) The Partnership will pay the Advisor:

(i) a management fee on the Account's Net Assets (as defined in §2(b) below), calculated and accrued weekly (although, for administrative ease only, payable in the aggregate at the end of each month), equal to 0.0288% (1.50% annually); and

(ii) a quarterly incentive fee of 20% of any Trading Profits (as defined in Section2(c) below), generated by the Advisor in the Account during the quarter, calculated and accrued monthly (although, for administrative ease only, payable in the aggregate at the end of each quarter).

Payment shall be made within 30 days after the month-end for management fees and within 30 days after each calendar quarter-end for incentive fees, after an invoice has been provided to the Partnership by the Advisor. If this Agreement is terminated on a date other than the last day of a week, the management fee described above shall be determined as if such date were the end of the week. If this Agreement is terminated on a date other than the last day of a quarter, the incentive fee described above shall be determined as if such date were the end of a quarter.

(b) “Net Assets" are the amount of Partnership funds actually deposited in the Account maintained with the FCM plus any Notional Funds which may be allocated to the Advisor increased or decreased by any commodity trading gains or losses (realized and unrealized) in the Account(s) during the week and any interest income earned in the Account during the week, and decreased by any accrued but unpaid management or incentive fees from a previous period.

(c) "Trading Profits" are the sum of: (i) the net of all realized profits and losses on Account commodity positions liquidated during the quarter, plus (ii) the net of all unrealized profits and losses net of accrued brokerage commissions on Account commodity positions open as of the quarter-end; minus: (iii) the net of all unrealized profits and losses on Account commodity positions open at the end of the previous quarter-end, and (iv) any cumulative net realized losses (which shall not include incentive fee expenses) from the Advisor's trading of the Account carried forward from all previous quarters since the last quarter for which an incentive fee was payable to the Advisor, and (v) any management fees paid or accrued to the Advisor, and (vi) a prorated portion of the monthly ongoing operational and administrative costs, fees and expenses of the Partnership (“Ongoing Costs”) of 0.24% per month (2.88% annually). Trading Profits will be calculated solely on the basis of assets allocated to the Advisor, and incentive fees will not be paid on interest income earned in the account.

(d) With regard to the carry-forward loss referred to in §2(c)(iv) above:

(i) If the Partnership withdraws funds from the Account during a period (whether by reason of redemptions, distributions, reallocations of assets, or the payment of expenses) when there is such a carry-forward loss, the loss shall be reduced, at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the Account's Net Assets immediately before the withdrawal.

3.	Funding of the Account

(a) The Partnership may reallocate its assets between the various advisors managing its accounts and withdraw capital from the Account at any time. The Partnership shall promptly notify the Advisor, by e-mail, telephone or telex, of any such reallocation or withdrawal, and shall to the extent feasible give the Advisor advance written notice, such notice not to be less than 1 business day, of such reallocation or withdrawal. The Partnership may add capital to the Account at any time with the prior approval of the Advisor and shall promptly notify the Advisor of any such intended action. The Partnership acknowledges that the Advisor may delay an increase or decrease in the Account under certain circumstances, including, but not limited to, ensuring that any such transactions do not in the opinion of the Advisor (i) adversely affect or impact the markets in which the relevant instruments (or related instruments) are traded; or (ii) prejudice the interests of the Advisor’s clients as a whole.

(b) The Partnership, and not the Advisor, shall manage the non-commodity transactions of the Account, such as the purchase of U.S. Treasury bills.

4.	Discretionary Trading and Funds Transfer Authorization

The Partnership hereby authorizes the Advisor to place orders, in the Advisor's discretion, with the FCM for the execution of commodity transactions for the Account. The Partnership constitutes and appoints the Advisor as its attorney-in-fact for such purpose, with full authority to act on the Partnership's behalf (except that the Advisor shall not have any authority to withdraw any funds, securities or other property from the Account). Upon the Advisor's request, the General Partner shall deliver to the Advisor, and renew when necessary, a Commodity Trading Authorization form to the above effect.

5.	Errors; Account Statements

As soon as is reasonably practicable, the Advisor shall notify: (a) the Partnership upon becoming aware of any material adverse error committed by the Advisor in transmitting Account orders, and (b) the Partnership and the FCM of any Account transaction that the Advisor believes was erroneously executed by the FCM. The General Partner shall instruct the FCM promptly to furnish the Advisor with copies of all Account confirmations, purchase and sale statements, and monthly account statements.

6.	Advisor's Representations

The Advisor represents that:

(a) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor, and when duly executed and delivered by the Partnership and the General Partner, will be a valid and binding contract of the Advisor enforceable in accordance with its terms.

(b) The Disclosure Document is, in all material respects, accurate and complete as of the date of the Disclosure Document and as of the date of this Agreement, and as of the latter date there has been no material adverse change in the Advisor's performance since the date of the Disclosure Document.

7.	General Partner's and Partnership's Representations and Covenants

The General Partner and the Partnership represent that:

(a) This Agreement has been duly and validly authorized, executed and delivered and is a valid and binding contract of the General Partner and the Partnership enforceable in accordance with its terms.

(b) The Partnership is duly formed and validly existing as a Maryland limited partnership, United States, with full partnership power to carry out its obligations under this Agreement and its Agreement of Limited Partnership.

(c) The private offering memorandum pursuant to which the Partnership's limited partnership interests are being offered, as amended and supplemented from time to time, (collectively, the “Memorandum”) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or omit to state any material information required to be disclosed therein under the Commodity Exchange Act, as amended (the “CEA”), the Securities Act of 1933, as amended (the “1933 Act”), and the rules promulgated thereunder; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the General Partner by the Advisor, including, without limitation, all references to the Advisor and its affiliates (as defined in §9(h) below), controlling persons, shareholders, partners, directors, officers and employees, as well as to such Advisor's trading approach and performance history.

(d) The General Partner is duly formed and validly existing as a Maryland corporation with full power and authority to carry out its obligations under this Agreement and is registered with the CFTC as a commodity pool operator and is a member of the NFA.

(e) The Partnership will make to the Partnership's limited partners (the “Limited Partners”) all disclosures necessary with respect to the retention of the Advisor to manage the Account to comply with the CEA, the CFTC's regulations thereunder, the rules and regulations of the NFA and the applicable state and federal securities laws and regulations.

(f) There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Partnership, threatened against the Partnership, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrument or any self-regulatory organization or any commodity exchange.

(g) The Advisor, either alone or in conjunction with the General Partner or its affiliates, is not an organizer or promoter of the Partnership.

(h) All necessary and appropriate actions have been taken by the Partnership and the General Partner to terminate any other trading managers that previously managed the portions of the Partnership which are being committed to the management of the Advisor pursuant to this Agreement.

(i) The Partnership is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(j) The offer and sale of the limited partnership interests will be conducted in accordance with all applicable federal and state laws and regulations.

(k) The General Partner will be responsible for compliance with the US Patriot Act and related anti money laundering regulations with respect to the Partnership and its Limited Partners.

(l) The General Partner and Partnership agree that they are to be treated by the Advisor as an Intermediate Customer for the purposes of the rules of the U.K. Financial Conduct Authority (“FCA”). As a result of this classification the General Partner and Partnership will lose certain protections afforded to private customers under the rules of FCA.

(m) The General Partner and Partnership each agree that all formal complaints in relation to the provision of services by the Advisor shall in the first instance be made in writing to the Compliance Officer, Winton Capital Management Limited, 1-5 St Mary Abbot’s Place, London W8 6LS. Complaints to the Advisor shall be dealt with in accordance with the rules of the FCA.

(n) The above representations and warranties shall be continuing during the term of this Agreement and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner will promptly notify the Advisor.

8.	Confidential and Proprietary Information of Advisor

(a) The Partnership and the General Partner, for themselves and on behalf of their respective Affiliates, acknowledge that the commodity interest trading advice provided and trading strategies used by the Advisor are property rights belonging to it and are Confidential Information and each of the Partnership and the General Partner, for themselves and on behalf of their respective Affiliates, agree to be bound by the provisions of Schedule 1 of this Agreement.

(b) The term “Confidential Information” as used herein shall include, but not be limited to: (i) the terms and existence of this Agreement; (ii) all information disclosed to the General Partner or Partnership orally by the Advisor whether or not specifically designated ‘Confidential’; (iii) all written or electronic information produced to the General Partner or Partnership by the Advisor whether or not specifically designated or marked ‘Confidential’; and, (iv) all trading information and in particular reports and information on trading, positional information and cash positions, investment strategies and forecasts, information comprising or concerning allocation, selection, risk or risk management strategies, methodologies, policies or analyses and the results thereof in whatever form whether or not specifically designated or marked ‘Confidential’.

(c) The General Partner and Partnership will observe and preserve the strict confidentiality of all Confidential Information and will not disclose the same to any third party nor to any other person within their respective organizations who does not have a need to know the same in connection with the purposes set out in the Schedule. The General Partner and Partnership agree to put in place necessary internal procedures and safeguards to ensure compliance with this agreement by their respective personnel and to evidence the same to the Advisor’s reasonable satisfaction if it so requires. The General Partner and Partnership acknowledge and agree that disclosure of Confidential Information to any third party could be highly damaging to the Advisor.

(d) Without prejudice to the generality of the foregoing, the General Partner and Partnership specifically agree not to use any Confidential Information: (a) to make any investment decisions other than decisions regarding additions or withdrawals to or from the account managed by the Advisor; (b) so as to procure any commercial advantage over the Advisor or to compete in any manner with the Advisor; (c) in any other manner detrimental to the Advisor or to permit, assist or enable any third party to make use of any Confidential Information for any purpose whatsoever except as strictly necessary to conduct the business of the Partnership in respect of this Agreement.

(e) The confidentiality and non-use obligations imposed upon under the terms of this Agreement shall not apply to Confidential Information which:

i. the General Partner and Partnership can prove pre-dates the disclosure of Confidential Information by the Advisor (“Disclosure”) provided that the source of such information was not subject to any agreement or other duties relating to confidentiality in respect thereof;

ii. is subsequently lawfully disclosed to or independently generated by the General Partner or Partnership or their advisors (as demonstrated by documentary evidence) provided that the source of such information is not subject to any agreement or other duties of confidentiality in respect thereof;

iii. is or becomes generally available to the public in publications in general circulation except where such information only becomes available for publication through any act or default on the part of the General Partner or Partnership or through any breach of any of the undertakings in this agreement provided always that (i) information shall not be deemed to be generally available to the public by reason only that it is known to a small number of people to whom it might be of commercial interest and (ii) a combination of two or more portions of Confidential Information shall not be deemed to be generally available to the public by reason only of each separate portion being so available; or

iv. is required to be disclosed by any applicable laws, or at the request of any regulatory body or valid legal process.

(f) The General Partner and Partnership acknowledge that failure to comply with the terms of this agreement may cause irreparable damage to the Advisor and therefore each agrees that in addition to any other remedies at law or in equity available to the Advisor for breach, the Advisor shall be entitled to specific performance or injunctive relief to prevent such damage or further damage.

(g) Nothing contained in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its trading systems or strategies.

9.	Indemnification

(a) By the Advisor. The Advisor agrees to indemnify and hold harmless each of the Partnership and the General Partner and each affiliate thereof against any loss, claim, damage, charge or liability to which they (or such affiliate) may become subject under the 1933 Act, the CEA or otherwise, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon (i) any negligent or reckless misrepresentation or material breach of any warranty, covenant or agreement of the Advisor contained in this Agreement or (ii) any untrue statement of any material fact contained in the Memorandum or arises out of or is based upon the omission to state in the Memorandum, a material fact required to be stated therein or necessary to make the statements therein not misleading (in each case under this clause (ii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with information furnished and approved by the Advisor for inclusion in the Memorandum), including liabilities under the 1933 Act and the CEA and provided that the conduct of the Partnership or General Partner does not constitute gross negligence, willful misconduct or a material breach of this Agreement.

(b) By the Partnership and the General Partner. The Partnership and the General Partner jointly and severally agree to indemnify and hold harmless the Advisor and each of its affiliates against any loss, claim, damage, charge, or liability to which they or their controlling persons may become subject, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any negligent or reckless misrepresentation or material breach of any warranty, covenant or agreement of the Partnership or the General Partner contained in this Agreement; (ii) any untrue statement of any material fact contained in the Memorandum, or arises out of or is based upon the omission to state in the Memorandum, a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding in each case under this clause (ii) any untrue statement or omission made in reliance upon and in conformity with information furnished and approved by the Advisor for inclusion in the Memorandum), including liabilities under the 1933 Act and the CEA; (iii) the management of the Account by the Advisor or the fact that the Advisor acted as a trading manager of the Partnership if the Advisor acted in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Partnership and provided that the Advisor's conduct does not constitute gross negligence or willful misconduct or a material breach of this Agreement; (iv) any acts or omissions of the Partnership, the General Partner or any trading manager to the Partnership before the Advisor commenced trading for the Partnership; or (v) any act or omission with respect to the Partnership of any other trading manager of the Partnership.

(c) Limitations. None of the indemnifications contained in this Section shall be applicable to default judgments, confessions of judgment or settlements entered into by any indemnified party claiming indemnification without the prior consent of the indemnifying party.

(d) Notice and Defense of Claims. Promptly after receipt by an indemnified party under this section of notice of the commencement of any action, that party will, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section. In case any such action is sought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, but shall continue to be liable to the indemnified party in all other respect as heretofore set forth in this Section.

(e) Retention of Separate Counsel. If the indemnified party reasonably determines that its interest is or may be adverse to the indemnifying party's or that there may be a legal defense available to the indemnified party that is different from, in addition to or inconsistent with a defense available to the indemnifying party, the indemnified party may retain its own counsel and shall be indemnified by the indemnifying party for any expenses reasonably incurred in investigating or defending the action.

(f) Advances. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the indemnifying party in advance of final disposition or settlement of such matter, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the indemnifying party in the event indemnification is not permitted under this section upon final disposition or settlement.

(g) Survival. The provisions of this Section shall survive the termination or expiration of this Agreement.

(h) “Affiliate” means general partner, officer, director, employee, or shareholder, and any general partner, officer, director, employee or shareholder of such shareholder.

10.	Term

(a) Term and Renewal. This Agreement shall continue in effect for a period of one year following the end of the month in which the Partnership shall begin to receive trading advice from the Advisor hereunder. Thereafter, this Agreement shall be renewed automatically for additional one-year terms unless either the Partnership or the Advisor, upon written notice given prior to the original termination date or any extended termination date, shall notify the other party of his or its intention not to renew.

(b) Termination. Notwithstanding Section 10(a) hereof, this Agreement shall terminate:

(i) immediately if the Partnership shall terminate and be dissolved in accordance with its Agreement of Limited Partnership or otherwise; or

(ii) immediately after receipt by the Advisor from the General Partner or by the General Partner from the Advisor of 90 days’ written notice of termination; or

(iii) immediately if either party shall fail to perform any of its material obligations under this Agreement;

(iv) immediately if the Advisor can no longer effectively implement its or his trading strategy on behalf of the Partnership; or

(v) immediately, at the discretion of the General Partner, if any of the following events shall occur; (1) the Advisor shall become bankrupt or insolvent; (2) the Advisor's registration with the CFTC as a commodity trading advisor or the Advisor's membership in the NFA in such capacity shall expire or shall be revoked, suspended, terminated, not renewed, or limited, conditioned, restricted, or qualified in any material respect; (3) the Partnership, upon receipt of prior written notice from the Advisor pursuant to Section 1(h) hereof, shall send written notice to the Advisor stating that the material change proposed by the Advisor in his or its trading systems, methods, models, strategies, or formulae or the manner in which trading decisions are to be made or implemented is unacceptable to the General Partner.

10.	Arbitration

The parties agree that all controversies which may arise in connection with any transaction contemplated by this Agreement or the construction, performance or breach of this Agreement or any other agreement between the parties hereto, whether entered into prior, on or subsequent to the effective date of this Agreement, shall be determined by arbitration, and in accordance with the rules then obtaining of the NFA, or if no such rules are then in effect, then the rules then obtaining of the Chicago Board of Trade; provided, however, that (a) the arbitrator(s) shall be experienced in the matters to be under dispute, (b) the authority of the arbitrator(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein, and (c) the arbitrator(s) shall state the reasons for the award in a written opinion. The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction.

11.	Miscellaneous

(a) Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(b) Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Amendment; Waiver. This Agreement may not be amended except by the written consent of the parties. No waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from any failure by a party to assert its rights under this Agreement on any occasion or series of occasions.

(d) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any law, ruling, rule or regulation, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected thereby.

(e) Notices. All notices required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the party entitled to notice shall designate):

If to the Partnership and the General Partner:	Steben & Company, Inc. 2099 Gaither Road, Suite 200 Rockville, Maryland 20850, United States Attention: Kenneth E. Steben, President

If to the Advisor:	The Legal Department at the address on page 1 above.

(f) Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect, in particular the confidentiality provisions contained in Section 8.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with New York law (excluding the law thereof which requires the application of, or reference to, the law of any other jurisdiction).

(h) Limit on Liability. Except as otherwise set forth herein, the Advisor shall not be liable to the Partnership, its partners or any of their respective successors or permitted assigns except by reason of its acts or omissions taken or omitted due to bad faith, willful misconduct or gross negligence. The foregoing sentence is intended to limit the liability of the Advisor, and nothing therein shall expressly or impliedly create any liability, duty or responsibility on the part of any person.

(i) Agreement Not Exclusive. The Advisor's present business is advising with respect to the purchase and sale of commodity interests. The services provided by the Advisor hereunder are not to be deemed exclusive. The Partnership and General Partner acknowledge that, subject to the terms of this Agreement, the Advisor may render advisory, consulting and management services to other clients for which it may charge fees similar or different from those charged to the Partnership. The Advisor shall be free to advise others and manage other accounts during the term of this Agreement and to use the same or different information, computer programs and trading strategies which it obtains, produces or utilizes in the performance of services for the Partnership.

(j) Right to Approve Offering Materials. The Partnership and the General Partner each agree that it shall not place reference to the Advisor, this Agreement or the transactions or arrangements contemplated herein in the Offering Memorandum without the prior written approval of the Advisor.

(k) Independent Contractor. This Agreement is not a contract of employment, and nothing contained herein shall be construed to create an exclusive relationship or the relationship of employer or agent and principal or a joint venture or partnership between the parties hereto, except as otherwise expressly set forth herein. Each of the Partnership, the General Partner and the Advisor is an independent contractor and shall be free to exercise its judgment and discretion with regard to the conduct of its business except as otherwise limited herein.

(l) Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile, all of which together shall constitute one original Agreement. Signatures of representatives of the parties as received by facsimile machine shall constitute “original” signatures. Any reproduction of this Agreement by reliable means will be considered an original of this contract.

(m) Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties and are not a part of or affect the meaning of this Agreement.

IN WITNESS WHEREOF this Investment Advisory Agreement has been executed for and on behalf of the undersigned as of the date first above written.

The Partnership:	The Advisor:

Seneca Global Fund, L.P.

By: _____________________________

Kenneth E. Steben, President

Steben & Company, Inc.

Steben & Company, Inc.

By: _____________________________

Kenneth E. Steben, President

Steben & Company, Inc.

Winton Capital Management Limited By: ________________________________ Name: ______________________________ Title: _______________________________

SCHEDULE 1: ACCOUNT DATA

1.	Confidentiality of Account Data

Each of the General Partner and the Partnership acknowledges and agrees that the following data in respect of the Account is highly confidential and commercially sensitive to the Advisor:

(a)	net asset value data;

(b)	performance data (such as rate of return data);

(c)	details of trades executed by the Advisor;

(d)	positions held by the Account; and

(e)	any other data, which may be derived from any of the foregoing data or from which any of the foregoing data may be identifiable, including but not limited to sector level breakdowns and risk metrics data,

(collectively, “Account Data”).

Except as expressly set out in paragraphs 3, 4, 5, 6 and 7 below, under no circumstances may the Account Data be disclosed, published, reported or otherwise made available to any third party, including but not limited to, investors or prospective investors in the Partnership without the express written consent of the Advisor, which consent may be withheld in the Advisor’s sole discretion.

2.	Disclosure of Account Data to Related Persons of the Manager

Each of the General Partner and the Partnership agrees not to disclose the Account Data to any of their Associates, officers, principals, employees or professional advisers (collectively, “Related Persons”) except to Related Persons who:

(a)	strictly need access to the Account Data for the purpose of marketing and distributing interests in the Partnership and only to the extent necessary and appropriate;

(b)	are informed by the General Partner of the highly confidential and sensitive nature of the Account Data; and

(c)	are permitted only to disclose limited Account Data in accordance with paragraphs 4, 5, 6 and 7 below.

Each of the General Partner and the Partnership also agrees to:

(a)	implement and enforce commercially reasonable information barriers within the relevant organization to restrict any access to the Account Data that is not expressly permitted by this paragraph 2, including but not limited to ensuring that Account Data is not accessed by personnel who develop, structure or make investment decisions related to the collective investment products of the General Partner or third parties; and

(b)	use commercially reasonable efforts to ensure that all Account Data is kept in a secure place at all times and is properly protected against theft, damage, loss or unauthorized access (which protection shall in no event be less than the General Partner uses to protect its own confidential, proprietary and/or trade secret information).

3.	Disclosure of Account Data to Service Providers

Each of the General Partner and the Partnership may disclose Account Data to their service providers PROVIDED THAT such service providers have entered into a written agreement with the General Partner and/or the Partnership:

(a)	to use such Account Data only for the following limited purposes in respect of the Partnership: audit, administration, brokerage, risk monitoring and the production of risk metrics data;

(b)	to keep such Account Data confidential; and

(c)	not to disclose such Account Data to any third party, including but not limited to investors or prospective investors in the Partnership.

For the avoidance of doubt and subject to paragraph 4(c), if the General Partner or the Partnership discloses Account Data to a service provider for the production of risk metrics data, such data may only be used by the General Partner for internal risk monitoring purposes and may not be disclosed to any other third party.

4.	Disclosure of monthly Account Data via E-mail or Hard Copy

The General Partner may disclose to investors and prospective investors in the Partnership the following limited Account Data in email or hard copy form:

(a)	the current and historical monthly net asset value of the Account;

(b)	the current and historical monthly rate of return of the Account; and

(c)	monthly sector level risk metrics data (i.e. equity indices, currencies, energies, crops, bonds, precious metals, base metals, rates, livestock) as at the end of the most recent calendar month. For the avoidance of doubt, such risk metrics data may not be provided on a historical basis.

5.	Disclosure of daily Account Data via Secure Company Website

The General Partner may disclose to investors in the Partnership (but not prospective investors in the Partnership) the following limited Account Data via a Secure Company Website (defined below):

(a)	the current and historical monthly net asset value of the Account;

(b)	the current and historical monthly rate of return of the Account;

(c)	the daily net asset value of the Account on a Three Day Rolling Basis (defined below); and

(d)	the daily rate of return of the Account on a Three Day Rolling Basis.

“Three Day Rolling Basis” means the rolling disclosure of daily data as at the most recent business day and the two immediately preceding business days and the removal of all previous data.

“Secure Company Website” means a company operated website which is subject to password protected access and industry standard encryption (such as HTTP Secure).

6.	Disclosure of weekly Account Data via Secure Company Website and third party websites

The General Partner may disclose the following limited Account Data via a Secure Company Website or third party financial data websites (such as Bloomberg):

(a)	the current and historical weekly net asset value of the Account; and

(b)	the current and historical weekly rate of return of the Account.

7.	Disclosure of Aggregated Data

Notwithstanding the foregoing restrictions, the General Partner may disclose Account Data that is aggregated with like data relating to other funds and/or accounts that are not advised or managed by the Advisor (the “Other Accounts”) and from which the Account Data is not separately identifiable to the Advisor (“Aggregated Data”). For the avoidance of doubt, Aggregated Data shall not include any position-level data with respect to the Account. To the extent that the Advisor reasonably believes that the aforementioned Account Data may not be aggregated in such a manner as to ensure that it is not separately identifiable to the Advisor, the General Partner shall provide copies of the reports or documents containing such Aggregated Data (“Aggregated Data Reports”) to the Advisor upon request. The General Partner may redact the names of other managers from the Aggregated Data Reports. The Advisor shall require the General Partner to immediately remove any Account Data from the Aggregated Data Reports if it reasonably believes that such Account Data is separately identifiable to the Advisor.

8.	Misuse of Account Data

The General Partner and the Partnership are responsible to ensure that under no circumstances are any Account Data used by any of its employees, officers, agents, directors, advisers, clients or investors:

(a)	to replicate or attempt to replicate the performance, risk, positions or any other elements or characteristics of the Account or the Diversified Program;

(b)	to perform any reverse engineering of any kind; or

(c)	to procure any commercial advantage over the Advisor or to compete in any manner with the Advisor, which for the avoidance of doubt, does not include the promotion and sale of interests in the Partnership.

9.	Consequences of breach

A breach of any provision of this Schedule will be deemed a material breach of this Agreement that is not capable of remedy, which will entitle the Advisor to immediately terminate the Investment Advisory Agreement.

10.	Calculation of Account Data

The General Partner and the Partnership shall be responsible for all calculation of Account Data.

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